EXHIBIT 10.1

INTELLI-CHECK – MOBILISA, INC.

DIRECTOR AGREEMENT

This Agreement (this “Agreement”) is made as of March 14, 2008 by and among Intelli-Check – Mobilisa, Inc., a Delaware corporation (the “Company”), and each of the individuals signatory hereto (each a “Director” and collectively, the “Directors”).

WITNESSETH:

WHEREAS, this Agreement is made pursuant to the Merger Agreement, dated November 20, 2007, by and among the Company, Intelli-Check Merger Sub, Inc., a Washington corporation, Mobilisa, Inc., a Washington corporation, and certain common shareholders of Mobilisa, Inc. (“Mobilisa” and the Merger Agreement, the “Merger Agreement”).

WHEREAS, pursuant to the Merger Agreement, the parties hereto wish to provide for: (i) the orderly appointment of the Company’s board of directors (the “Board”) immediately after the Effective Time (as such term is defined in the Merger Agreement); (ii) the orderly naming of individuals to the slate of directors presented to the Company’s stockholders for election; and (iii) the orderly appointment of certain of the Company’s officers (any such appointment of directors and officers, the “Appointments”).

WHEREAS, it is a condition of the Merger Agreement that each of the Voting Parties enter a voting agreement with the Company in the form of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Terms.  Capitalized terms used and not otherwise defined herein that are defined in the Merger Agreement shall have the meanings given to such terms in the Merger Agreement.

2. Covenants. During the term of this Agreement, to the extent he or she is entitled under the Company’s Certificate of Incorporation and the Delaware General Corporation Law, each Director agrees to use his or her best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to implement the Appointments contemplated by this Agreement. Neither the Company nor any Director will, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company or any such Director, as applicable, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of each Director hereunder against impairment.

3. Board of Directors.

3.1 Composition of the Board.

(i) Immediately after the Effective Time, the Company’s Board shall be composed of eight (8) directors, four (4) of whom shall be appointed by the Board prior to the Effective Time (the “Intelli-Check Directors”) and four (4) of whom shall be appointed by Mobilisa’s board of directors prior to the Effective Time (the “Mobilisa Directors”).

(ii) The initial Intelli-Check Directors and the initial Mobilisa Directors shall be:

Intelli-Check Directors	Mobilisa Directors
Jeffrey Levy	Nelson Ludlow
John E. Maxwell	Bonnie Ludlow
Arthur L. Money	John Paxton
Guy L. Smith	Emil Bedard

3.2 For a period of not less than one (1) year after the date hereof and subject to the Company’s Certificate of Incorporation and the Delaware General Corporation Law, each Director agrees:

(i) In connection with each annual or special meeting of stockholders where the Board is to be elected, the Intelli-Check Directors shall be entitled to name four (4) persons to the slate of directors presented to the Company’s stockholders for election; and

(ii) In connection with each annual or special meeting of stockholders where the Board is to be elected, the Mobilisa Directors shall be entitled to name four (4) persons to the slate of directors presented to the Company’s stockholders for election.

3.3 Size of the Board. For a period of not less than one (1) year after the date hereof, the parties hereto agree that they shall maintain the size of the Board at eight (8) persons, unless the Board unanimously (with all directors voting) votes to increase the number of directors on the Board.

3.4 Obligations; Removal of Directors; Vacancies. Each of the Directors and the Company agree not to take any actions that would materially and adversely affect the provisions of this Agreement. The parties acknowledge that the fiduciary duties of each member of the Company’s Board are to the Company’s stockholders as a whole. In the event any director elected pursuant to the terms hereof ceases to serve as a member of the Company’s Board, the Company and the Directors agree to take all such action as is reasonable and necessary, to cause the election or appointment of such other substitute person to the Board as may be designated on the terms provided herein.

4. Officers. Immediately after the Effective Time:

(i) the Intelli-Check Directors shall have the right to designate the Chairman and appoint a Chief Financial Officer and a Chief Technology Officer; and

(ii) the Mobilisa Directors shall have the right to designate the Vice Chairman and appoint a Chief Executive Officer.

5. Successors in Interest of the Directors and the Company. The provisions of this Agreement shall be binding upon the successors in interest of any Director with respect to any of such Director’s rights herein.

6. Grant of Proxy. Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

7. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

8. Term. The term of this Agreement shall commence on the date hereof and end one (1) year from the date hereof.

9. Amendments and Waivers. Except as otherwise provided herein, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the prior written consent of all parties to this Agreement.

10. Severability. In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11. Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

13. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any covenants except as specifically set forth herein.

14. Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent and submit to the exclusive jurisdiction of, and venue in, the state or federal courts in Wilmington County in the State of Delaware.

This Agreement is hereby executed effective as of the date first set forth above.

COMPANY

INTELLI-CHECK - MOBILISA, INC.
a Delaware corporation

By:	/s/ Nelson Ludlow

Name:	Nelson Ludlow

Title:	Chief Executive Officer

[Signature page to the Director Agreement]

DIRECTOR

/s/ Jeffrey Levy

Name: Jeffrey Levy

/s/ John E. Maxwell

Name: John E. Maxwell

/s/ Arthur L. Money

Name: Arthur L. Money

/s/ Guy L. Smith

Name: Guy L. Smith

/s/ Nelson Ludlow

Name: Nelson Ludlow

/s/ Bonnie Ludlow

Name: Bonnie Ludlow

[Signature page to the Director Agreement]

/s/ John Paxton

Name: John Paxton

/s/ Emil Bedard

Name: Emil Bedard

[Signature page to the Director Agreement]